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Exhibit 5.1

[COOLEY GODWARD LLP LETTERHEAD]

December 21, 2001

InterMune, Inc.
3280 Bayshore Blvd.
Brisbane, CA 94005

Ladies and Gentlemen:

We have acted as counsel to InterMune, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to shares of common stock, par value $0.001 per share, of the Company (the "Common Stock" or the "Securities"). The Securities are being registered for offering and sale from time to time pursuant to Rule 415 under the Securities Act. The aggregate public offering price of the Securities being registered is $150,000,000.

In connection with this opinion, we have examined and relied upon the originals, or copies certified to our satisfaction, of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon certificates of the officers of the Company and have not sought to independently verify such matters.

In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents. We have also assumed that, at the time of issuance and sale, a sufficient number of shares of Common Stock is authorized and reserved or available for issuance and that the consideration for the issuance and sale of such shares of Common Stock is not less than the par value of the Common Stock.

Our opinion herein is expressed solely with respect to the federal laws of the United States and the Delaware General Corporation Law. We express no opinion as to whether the laws of any jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that:

  Provided that (i) the issuance of the Common Stock offered under the Registration Statement has been duly authorized by all necessary corporate action on the part of the Company; (ii) the issuance and sale of the Common Stock does not violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and complies with any requirement imposed by any court or governmental body having jurisdiction over the Company; and (iii) the certificates for the Common Stock have been duly executed by the Company, countersigned by the transfer agent therefor and duly delivered to the purchasers thereof against payment therefor, then the shares of Common Stock, when issued and sold in accordance with a duly authorized, executed and delivered purchase, underwriting or similar agreement, as applicable, will be duly authorized, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus included in the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

By:	/s/ SUZANNE SAWOCHKA HOOPER Suzanne Sawochka Hooper

SSH: clm

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  Exhibit 5.1